Exhibit 99.1

SEARCHLIGHT MINERALS CORP. ANNOUNCES CONFIRMATION OF RECOVERED GOLD METAL-IN-HAND AT AN AVERAGE OF 0.38 OUNCES PER TON BY PILOT-SCALE TESTS; PLANS TO MOVE TO COMMERCIAL OPERATION

HENDERSON, Nevada (December 12, 2014) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”) today announced the confirmation of recovered gold metal-in-hand at an average of 0.38 ounces per ton (“opt”) from slag material from its Clarkdale Slag Project via multiple pilot-scale tests, resulting in an average recovery of 84%. The Company has completed initial process testing, developed a process flow chart, and is currently optimizing individual process components prior to seeking contractors to design and build a commercial precious metals extraction facility.

Overview

In recent pilot-scale tests, using current commercially available equipment and processes, the Company recovered 84% of the gold contained in the Clarkdale slag material tested. The tests, which incorporated a thermal pretreatment process into the extraction circuit, resulted in gold metal recovery at an average of 0.38 opt, with a back-calculated average slag head grade of 0.46 opt gold, resulting in an average 84% recovery of the gold in the slag material. The tests were conducted on a total of 1,200 kilograms (kg) of slag material, which generated 3,800 liters of pregnant leach solution (“PLS”). The test results were all verified by standard fire assay analyses and confirmed previously determined slag gold grades of 0.4 to 0.6 opt.

Recent tests also demonstrate that the gold contained in the PLS can be recovered as metallic gold using standard commercially available process components, including ion exchange resin, electro-winning, activated carbon and direct precipitation.

These test results, combined with the fact that the nature of the gold in the Clarkdale slag material has now been defined and methodologies have been established to overcome technical challenges that previously interfered with effective processing, have allowed the Company to conclude that the project is commercially viable. The Company’s technical team will now proceed with the final steps (see below) required prior to designing and building the commercial extraction facility.

The addition of high temperature pre-treatment to the existing process flow diagram, while enhancing gold recovery, also results in the production of high quality ‘pig iron’ as a byproduct and, more importantly, enhances total gold recovery. Based on tests to date, there is estimated to be 7 million tons of iron contained in the 20 million-ton Clarkdale Slag Pile.

The use of larger-scale pilot plant equipment also allows sufficient volumes of PLS to be generated to further define and optimize the methods of recovering the gold from the PLS.

Recent Test Results

Recently, three successful pilot autoclave tests, which consisted of heat treating the Clarkdale slag material prior to autoclave processing, confirmed feed grades of 0.3 to 0.6 opt gold contained in the slag material and gold recoveries of 0.25 to 0.50 ounces per ton. The percentage recoveries ranged from 79% to 94%, with an 84% average recovery. The first two tests (the highest recovered gold values) were conducted from the most recent ground slag material that was pulverized using high pressure grinding rolls (“HPGR”). A third test was conducted from older HPGR-pulverized material and resulted in the lowest recovered gold value referred to above. The Company believes the third test was negatively affected by oxide layers that commonly form on the surface of older (aged) ground slag material. Newly ground HPGR slag material has been received and is currently being used for test work.

A fourth pilot autoclave test was unable to be completed due to a mechanical problem with the autoclave. Even though it was pronounced a failed test and not included in the above results, the fourth test nonetheless produced a gold grade of 0.2 opt.

Two of the successful tests included processing the pre-treated slag through the autoclave twice. This simulates, to a degree, what is commonly done in large commercial multi-compartment autoclaves to achieve optimum extraction. One of the tests involved a single autoclave run. Therefore, a total of five pilot-scale autoclave tests were successfully conducted with the high temperature pre-treatment. These tests resulted in the processing of over 1,200 kg of raw slag and the production of over 3,800 liters of gold-bearing solutions. The gold contained in these solutions is now being recovered as metallic gold.

High temperature pre-treatment allows the refractory material from the Clarkdale Slag Project to be fire assayed, resulting in the recovery of gold beads, and all results have been reported by fire assay.

Whereas previously reported slag material gold grade results were similar to those reported above, the most recent tests resulted in higher percentage recoveries of the gold from solution (as gold beads) using a variety of standard processes (i.e., electro-winning, direct precipitation, activated carbon, and ion exchange resins). All of these commonly used processes represent “off the shelf” technologies utilized globally in base and precious metals processing.

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The methodology that consistently provided the highest percentage recovery of metal from solution in recent tests was an ion exchange resin process, which was originally used in the Company’s plant in Clarkdale, Arizona.

An additional benefit of utilizing the large-capacity heat treating unit prior to the large-capacity pilot autoclave is that high grade ‘pig iron’ has been produced, containing a greater than 95% iron content, whereas previously reported results at bench-scale levels resulted in 75% - 85% iron extraction. The 95%-plus iron product commands a much higher price, and the Company believes that it may be able to profitably sell such pig iron into the domestic scrap iron market. If such sales of pig iron can be realized, the Company can eliminate the cost of overseas transport while simultaneously obtaining a much higher price per ton. In addition, the original railroad line to the Clarkdale Slag Project site is intact and has been well maintained. The cost of upgrading the line for pig iron transport would be minimal relative to the cost of new railroad construction. It is currently anticipated that this additional byproduct, if buyers are found, will further enhance the commercial profitability of the Clarkdale Slag Project by improving recoverable gold grades and generating an additional revenue stream.

Near-Term Plans

The following tasks must be completed before the project can transition to commercialization:

•	Complete Current Pilot Autoclave Testing – (i) Complete current testing, (ii) reduce all data, (iii) produce a written report, (iv) begin a search for third-party consultants to join the Company’s technical team to assist with final process optimization, and (v) analyze and prepare commercial preliminary cost estimates while developing additional Quality Assurance/Quality Control procedures.

•	Optimize Gold Recovery - Repeat current pilot autoclave tests and begin optimum gold recovery from the gold-bearing solutions. Operate the pilot autoclave at optimum configuration and generate sufficient gold-bearing solution to determine the optimum method of recovering gold, which may include electro-winning, ion exchange resin, activated carbon or direct precipitation. Generate sufficient iron samples to support initial discussions with potential buyers and the signing of letters of intent.

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•	Finalize Process Flow Diagram – Information derived from the two tasks above will be used to design a preliminary process flow diagram for engineering, procurement, and construction management (“EPCM”) contractors. This may include re-running the thermal pre-treating unit and pilot autoclave to generate sufficient iron for potential buyer specifications, evaluating alloy compounds in the pilot autoclave to minimize corrosion, conducting additional leach solution specific testing, etc. Visits with commercial thermal treatment equipment manufacturers will provide additional input on full-scale units.

The completion of the above tasks will provide sufficient process definition to allow the Company’s management to seek the financing required to move forward with the commercialization of the Clarkdale Slag Project.

•	Evaluate EPCM Contractors and Award Contract – This will involve generating a bid package, interviewing EPCM contactors, providing technical data and diagrams, answering EPCM inquiries, hosting tours of the pilot autoclave facility, review of bids with the Company’s management and final recommendations to the Board of Directors.

•	Complete Bankable Autoclave Study – This process may lead to an industry standard “bankable” study that includes a 90%-complete final commercial system design, specifications for all major components, capital and operating requirements and costs, power requirements, and other infrastructure details. Site permitting will also be completed, utilizing the information provided by the final design to complete necessary permit submittals. Sufficient project information will be assembled to complete a final pro-forma model and to seek project financing.

The Company believes that (i) average contained gold values in the Clarkdale slag material and (ii) recoverable gold values can now be consistently verified by fire assay at both the bench and pilot-scale level. This should allow the project, after completion of the optimization of individual process components, to move forward to commercialization in a timely manner.

About Searchlight Minerals Corp.

Searchlight is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interest in the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona. Searchlight is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”

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Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with the U.S. Securities and Exchange Commission. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893

or via email at info@rjfalkner.com.

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